Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	04-2170233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, MA	01821
(Address of Principal Executive Offices)	(Zip Code)

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

(Full title of the plan)

Jeffrey Rudin, Esquire

Millipore Corporation

290 Concord Road

Billerica, Massachusetts 01821

(Name and Address of Agent for Service of Process)

(978) 715-4321

(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value, together with Common Stock Purchase Rights	1,768,744 shares	$70.55	$124,785,890.	$13,353.

(1)	Shares being registered include 1.65 million shares approved by the Shareholders at the Annual Meeting held on April 27, 2005 and 118,744 shares approved by the Shareholders at the Annual Meeting held on April 26, 2006.

(2)	The maximum offering price per share and the maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on May 17, 2006.

Pursuant to Form S-8 General Instruction E, this registration statement registers additional shares of common stock of the same class as other shares registered under a Form S-8 Registration Statement (Registration Nos. 333-30918 and 333-103844) relating to the Millipore Corporation 1999 Stock Incentive Plan (the Plan) and 117,844 shares of common stock of the same class being transferred from the Millipore Corporation Stock Option Plan for Non-Employee Directors (Registration No. 333-90127). The contents of such registration statements are hereby incorporated herein by reference, other than with respect to Item 6, for which updated information is set forth below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Opinions and Consents

Legal matters in connection with the shares being offered under the Millipore Corporation 1999 Stock Incentive Plan (the “Plan”) have been passed upon for Millipore Corporation (“Millipore” or the “Corporation”) by Jeffrey Rudin, Esquire, Vice President, Secretary and General Counsel of the Corporation. As of May 19, 2006, Mr. Rudin held options to purchase 278,733 of the Corporation’s Common Stock, $1.00 par value and restricted stock units representing 4,203 shares of the Corporation’s Common Stock, $1.00 par value, under the Plan and is eligible to be granted additional options and restricted stock units from time to time under the Plan. Mr. Rudin is the holder of 10,136.881 shares of Millipore Common Stock, $1.00 par value.

The consolidated financial statements of the Corporation incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

Item 6.	Indemnification of Directors and Officers.

Section 8.5 et seq of Chapter 156D of the Massachusetts General Laws provides that a corporation may, by its articles of organization or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, indemnify a director or officer against liability if the individual conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation, or that his conduct was at least not opposed to the best interests of the corporation or, in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The corporation may, before final disposition of a proceeding, advance to a director or officer to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a “proceeding” (a term defined by the statute). A corporation may also purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation against liability asserted against or incurred by such director or officer in his capacity as such.

As permitted by Section 8.5 et seq of the Massachusetts Business Corporation Act, Section 9 of the Corporation’s By Laws provides that the Corporation shall, to the maximum extent permitted from time to time under the law of the Commonwealth of Massachusetts, indemnify and upon request advance expenses to any person (including such person’s heirs, executors and administrators) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any Corporation, partnership, joint venture, trust, employee benefit plan or other entity, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or shareholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of this provision shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Article 6(c) of the Corporation’s Restated Articles of Organization includes a provision, in accordance with Massachusetts law that eliminates the ability of the Corporation or its stockholders to recover monetary damages from a director for certain breaches of fiduciary duty as a director except for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase or making loans which are illegal under certain provisions of the Massachusetts Law, or (iv) any transaction from which the directors derived an improper personal benefit. Article 6(c) does not eliminate the liability of a director for any act or omission occurring prior to the date on which Article 6(c) became effective. No amendment to or repeal of Article 6(c) applies to or has any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The Corporation also maintains policies that insure its directors and officers against certain liabilities.

Item 8.	Exhibits

Exhibit No.	Description of Exhibits
4.1	Millipore Corporation 1999 Stock Incentive Plan, Amended and Restated April 27, 2005, and further amended April 26, 2006, incorporated herein by reference to Exhibit 10.1 of Registrant’s Quarterly Reports on Form 10-Q for Registrant’s quarterly periods ended July 2, 2005 and April 1, 2006, respectively.

4.2	Registrant’s Restated Articles of Organization, as amended May 6, 1996, incorporated herein by reference to Exhibit 3 to Registrant’s Annual Report on Form 10-K for Registrant’s fiscal year ended December 31, 1996.

4.3	Registrant’s By-Laws, as amended February 10, 2005 incorporated herein by reference to Exhibit 3(ii) to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2005.

4.4	Common Stock Rights Agreement between Millipore Corporation and BankBoston, NA, incorporated by reference to Registrant’s Form 8-A/A filed April 30, 1998.

5.1	Opinion of Jeffrey Rudin, Esquire, as to the legality of shares of Millipore Corporation Common Stock.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jeffrey Rudin, Esq. (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Billerica, Massachusetts on May 19, 2006.

MILLIPORE CORPORATION

By	/s/ Jeffrey Rudin
Jeffrey Rudin
Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Martin D. Madaus Martin D. Madaus	Chairman, President, Chief Executive Officer and Director	May 19, 2006

/s/ Kathleen B. Allen Kathleen B. Allen	Vice President, Chief Financial Officer	May 19, 2006

/s/ Anthony L. Mattacchione Anthony L. Mattacchione	Chief Accounting Officer	May 19, 2006

DIRECTORS

* Daniel Bellus May 19, 2006	* Mark Hoffman May 19, 2006

* Robert C. Bishop May 19, 2006	* John F. Reno May 19, 2006

* Melvin D. Booth May 19, 2006	* Edward M. Scolnick May 19, 2006

* Rolf A. Classon May 19, 2006	* Karen E. Welke May 19, 2006

* Maureen A. Hendricks May 19, 2006

*By	/s/ Jeffrey Rudin
Jeffrey Rudin, Attorney in Fact

INDEX TO EXHIBITS

5.1	Opinion of Jeffrey Rudin, Esquire, as to the legality of shares of Millipore Corporation Common Stock.

23.1	Consent of Pricewaterhouse-Coopers LLP.

23.2	Consent of Jeffrey Rudin, Esq. (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney.